As filed with the Securities and Exchange Commission on October 28, 2015

Registration No. 333-199240

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PURE BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	2890	33-0530289
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1725 Gillespie Way

El Cajon, CA 92020

(619) 596-8600

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Henry R. Lambert

President and Chief Executive Officer

1725 Gillespie Way

El Cajon, CA 92020

(619) 596-8600

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With Copies to:

Jeffrey C. Thacker Gunderson Dettmer Villeneuve Franklin & Hachigian, LLP 3570 Carmel Mountain Rd, Suite 200 San Diego, CA 92130 Tel. 858-436-8064 Fax: 858-[____]	Mark S. Elliott Vice President, Finance 1725 Gillespie Way El Cajon, CA 92020 (619) 596-8600

Approximate date of commencement of proposed sale to the public: Not applicable.  Termination of registration statement and deregistration of related securities.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-199240) of the registrant, initially filed with the Securities and Exchange Commission on October 10, 2014 and which was declared effective on January 12, 2015 (the “Registration Statement”) hereby further amends the Registration Statement to deregister all securities registered pursuant to the Registration Statement and not otherwise sold by the selling security holders listed therein as of the date this post-effective amendment is filed.

The Registration Statement registered up 20,256,280 shares of the Company’s common stock, par value $0.01, in connection with the resale of shares of common stock held by the selling security holders and shares issuable upon exercise of certain warrants held by the selling security holders.  The Registration Statement was filed in accordance with certain registration rights that the registrant had granted the selling security holders, including the registration rights agreement, filed as Exhibit 10.47 thereto (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the securities registered pursuant to the Registration Statement are no longer considered registrable securities and therefore the offering has terminated.

In compliance with the registrant’s undertaking in Part II, Item 17(3) of the Registration Statement, the registrant is removing from registration by means of this post-effective amendment any securities remaining unsold and terminating the effectiveness of the Registration Statement as of the date this post-effective amendment is filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Cajon, State of California, on October 28, 2015.

PURE BIOSCIENCE, INC.

By:	/s/ HENRY R. LAMBERT
Name:	Henry R. Lambert
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Henry R. Lambert	Chief Executive Officer and Director	October 28, 2015
Henry R. Lambert	(Principal Executive Officer)

/s/ Mark S. Elliott	Vice President Finance	October 28, 2015
Mark S. Elliott	(Principal Accounting and Financial Officer)

*	Chairman of the Board	October 28, 2015
Dave J. Pfanzelter

*	Director	October 28, 2015
Gary D. Cohee

*	Director	October 28, 2015
Dr. David Theno, Jr.

*	Director	October 28, 2015
William Otis

/s/ TOM Y. LEE	Director	October 28, 2015
Tom Y. Lee * /s/ HENRY R. LAMBERT Henry R. Lambert Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

24.1 *	Power of Attorney

*	Previously filed.